Exhibit 99.1

For More Information Contact:

Christi Waarich                                           Carney Duntsch (Media)
Senior Manager of Investor Relations                      Burns McClellan
Pain Therapeutics, Inc.                                   212-213-0006
cwaarich@paintrials.com
650-825-3324

FOR IMMEDIATE RELEASE
---------------------

                           PAIN THERAPEUTICS ANNOUNCES
               FOURTH QUARTER AND YEAR-END 2005 FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif. - January 17, 2006 - Pain Therapeutics, Inc. (Nasdaq: PTIE), a biopharmaceutical company, today reported financial results for the fourth quarter and year ended December 31, 2005.

The net loss for the quarter ended December 31, 2005 was $3.1 million, or $0.07 per share, compared to a net loss of $9.3 million, or $0.22 per share for the fourth quarter of 2004. The net loss for the year ended December 31, 2005 was $30.7 million, or $0.70 per share, compared to a net loss of $37.8 million, or $1.01 per share, for the same period of 2004.

At December 31, 2005 Pain Therapeutics' cash, cash equivalents and marketable securities were $212.7 million. This total included the $150.0 million in upfront fees received from King Pharmaceuticals, Inc. (NYSE: KG) in connection with a recently announced strategic alliance.

"In 2005, we made steady progress against our financial objectives, as demonstrated by the closing of the King deal," said Remi Barbier, Pain Therapeutics' president and chief executive officer. "The recent strengthening of our balance sheet allows Pain Therapeutics to move forward rather aggressively with key clinical programs for Remoxy(TM) and Oxytrex(TM) in 2006 while maintaining a relatively low net cash burn. We forecast a net cash burn rate of about $15 million for 2006 against a cash position of $212.7 million. This amount includes a generous allowance to replenish our pipeline with at least one new IND in our core area of expertise with abuse-resistant opioids."

Program fee revenue resulted from the amortization of the $150 million upfront fee received from King from the beginning of the collaboration in November 2005 to the end of 2005. Collaboration revenue reflects reimbursement of Pain Therapeutics' collaboration expenses to the end of 2005 from King.

                                     -more-

Research and development expenses decreased to $7.2 million in the fourth quarter of 2005 from $8.9 million in the fourth quarter of 2004. Research and development expenses decreased to $32.9 million for the year 2005 from $35.1 million for the year 2004. The decrease in research and development expenses was primarily related to the completion of the Phase III study with Oxytrex and the termination of the PTI-901 clinical program.

General and administrative expenses increased to $1.6 million in the fourth quarter of 2005 from $1.0 million in the fourth quarter of 2004. General and administrative expenses increased to $4.9 million for the year 2005 from $3.9 million for the year 2004.

FINANCIAL OUTLOOK
-----------------

At December 31, 2005 Pain Therapeutics' cash, cash equivalents and marketable securities were $212.7 million. Pain Therapeutics expects net cash requirements to be approximately $15 million in 2006, plus or minus 10%.

CONFERENCE CALL AND WEBCAST INFORMATION
---------------------------------------

Pain Therapeutics will host a conference call today at 9:30 a.m. Pacific Time/12:30 p.m. Eastern Time to discuss this announcement. To participate in the conference call, please dial 888-396-2356 (within the U.S.) or 617-847-8709 (outside the U.S.) fifteen minutes prior to the start of the call. The call reference number is 81544426. A playback of the conference call will be available following the call. To access the playback, please dial 888-286-8010 (within the U.S.) or 617-801-6888 (outside the U.S.) and enter reservation number 88878694. A webcast of the conference call will also be available online at www.paintrials.com.

ABOUT PAIN THERAPEUTICS, INC.
-----------------------------

We are a biopharmaceutical company that develops novel drugs. We have two drug candidates, Remoxy and Oxytrex, in Phase III clinical programs. Both drugs target different segments of the multi-billion dollar market to treat severe chronic pain, such as persistent low-back pain or pain due to advanced stages of osteoarthritis. For more information, please visit our website (www.paintrials.com).

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). PTI disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the timing, scope or expected outcome of the Company's clinical development of its drug candidates, the Company's expected net cash requirements in 2006 and through late-stage development of its drug candidates, the potential benefits of the Company's drug candidates, the Company's plans for filing an IND in 2006 and the size of the potential market for the Company's products. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates that could slow or prevent product approval or market acceptance (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials), the uncertainty of patent protection for the Company's intellectual property or trade secrets, the Company's ability to obtain additional financing if necessary and unanticipated research and development and other costs. For further information regarding these and other risks related to the Company's business, investors should consult the Company's filings with the Securities and Exchange Commission.

                            -Financial Tables Follow-

                                     -more-

                             PAIN THERAPEUTICS, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
                                   (Unaudited)

                                               Three Months Ended            Year Ended
                                                  December 31,              December 31,
                                            -----------------------   -----------------------
                                               2005        2004          2005         2004
                                            ----------   ----------   ----------   ----------
Revenues:
  Program fee revenue                       $    3,712   $        -   $    3,712   $        -
  Collaboration revenue                          1,368            -        1,368            -
                                            ----------   ----------   ----------   ----------
    Total revenues                               5,080            -        5,080            -
Operating expenses (1):
  Research and development                       7,154        8,869       32,938       35,093
  General and administrative                     1,577          964        4,859        3,868
                                            ----------   ----------   ----------   ----------
    Total operating expenses                     8,731        9,833       37,707       38,961
                                            ----------   ----------   ----------   ----------
    Operating loss                              (3,561)      (9,833)     (32,717)     (38,961)
Other income:
  Interest income                                  519          517        2,047        1,185
                                            ----------   ----------   ----------   ----------
    Net loss                                $   (3,132)  $   (9,316)  $  (30,670)  $  (37,776)
                                            ==========   ==========   ==========   ==========
Basic and diluted loss per common share     $    (0.07)  $    (0.22)  $    (0.70)  $    (1.01)
                                            ==========   ==========   ==========   ==========
Weighted-average shares used in computing
basic and diluted loss per common share         43,916       42,509       43,795       37,267
                                            ==========   ==========   ==========   ==========

(1) Included in research and development and general and administrative expenses are stock based compensation expenses of $90 thousand and $69 thousand for the three months ended December 31, 2005 and 2004, respectively, and $248 thousand and $401 thousand for the years ended December 31, 2005 and 2004, respectively.

                             PAIN THERAPEUTICS, INC.
                            CONDENSED BALANCE SHEETS
                                 (in thousands)

                                                         December 31,    December 31,
                                                            2005           2004(2)
                                                        -------------   -------------
                                                         (Unaudited)
ASSETS
Current assets:
  Cash, cash equivalents and marketable securities      $     212,652   $      99,397
  Collaboration revenue receivable                                889               -
  Prepaid expenses                                                623             259
                                                        -------------   -------------
    Total current assets                                      214,164          99,656
Property and equipment, net                                     1,556           1,461
Other assets                                                       75              75
                                                        -------------   -------------
   Total assets                                         $     215,795   $     101,192
                                                        =============   =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                      $         998   $         877
  Accrued development expense                                   4,461           6,358
  Deferred program fee revenue - current portion               26,200               -
  Accrued compensation and benefits                               501             415
  Other accrued liabilities                                       187             146
                                                        -------------   -------------
    Total current liabilities                                  32,347           7,796
Non-current liabilities:
  Deferred program fee revenue - non-current portion          120,088               -
                                                        -------------   -------------
      Total liabilities                                       152,435           7,796
                                                        -------------   -------------
Stockholders' equity:
  Common stock                                                     44              44
  Additional paid-in-capital                                  206,489         205,920
  Accumulated other comprehensive loss                           (479)           (544)
  Accumulated deficit                                        (142,694)       (112,024)
                                                        -------------   -------------
    Total stockholders' equity                                 63,360          93,396
                                                        -------------   -------------
    Total liabilities and stockholders' equity          $     215,795   $     101,192
                                                        =============   =============

(2) Derived from audited financial statements.

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